National General Receives Nasdaq Notice Regarding Listing Requirements; Has Regained Compliance with Filing of 10-K
NEW YORK, March 23, 2017 (GLOBE NEWSWIRE) -- National General Holdings Corp. (Nasdaq:NGHC) today announced that it received a notification letter from The Nasdaq Stock Market (Nasdaq) on March 17, 2017, stating that because the Company had not yet filed its Annual Report on Form 10-K for the period ended December 31, 2016 with the Securities and Exchange Commission, it was not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1). This press release is being issued in accordance with Nasdaq Listing Rule 5810(b).

With the filing of the National General’s 2016 10-K on March 23, 2017, the Company has regained compliance with the applicable listing rule.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate" and "believe" or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with AmTrust Financial Services, Inc., ACP Re Ltd., Maiden Holdings, Ltd., or third party agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company's filings with the Securities and Exchange Commission.
Investor Contact
Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@ngic.com

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